UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2011

ISLE OF CAPRI CASINOS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Emerson Road, Suite 300, St. Louis, Missouri	63141
(Address of principal executive offices)	(Zip Code)

(314) 813-9200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2011, Isle of Capri Casinos, Inc. (the “Company”) announced that Arnold L. Block has been named as the Company’s Chief Operating Officer effective immediately. Mr. Block replaces Virginia McDowell, who served as President and Chief Operating Officer until being named as President and Chief Executive Officer effective April 25, 2011.

Prior to being named Chief Operating Officer, Mr. Block served as Senior Vice President, Isle Operations since December 2008. Prior to that, Mr. Block served as senior vice president and general manager of the Harrah’s, St. Louis property from October 2005 to January 2008. From July 1993 to October 2005, Mr. Block worked in a variety of leadership capacities for Argosy Gaming Company, including serving as regional vice president from June 2002 until October 2005 when the company was sold. In that role, he was responsible for three Argosy properties; Lawrenceburg, Indiana, Kansas City, Missouri, and Baton Rouge, Louisiana. He began his career as general manager and later owner of a 150-room hotel in Alton, Illinois and from 1986 to 1988 he owned and operated two restaurants in St. Louis, Missouri.

On June 28, 2011, the Company and Mr. Block entered into an amendment (the “Amendment”) to that certain Employment Agreement, dated as of January 14, 2009, between Mr. Block and the Company (the “Employment Agreement”).  The material terms of the Employment Agreement, as amended by the Amendment, which became effective as of June 23, 2011, are as follows:

•              One-year term that continues for a series of successive one-year terms unless earlier terminated pursuant to the terms of the agreement.

•              An initial annual base salary of $450,000 and eligibility for an annual incentive bonus of 60% of annual base salary.

•              An initial long-term incentive award of restricted stock having a value of $200,000 and vesting ratably over five years.

•              If employee dies or becomes disabled during the employment term, employee (or employee’s estate) is entitled to “Basic Severance” (consisting of (i) the continuation of employee’s annualized base compensation for 12 months, (ii) the bonus due under the Company’s annual incentive plan with respect to the Company’s most recently completed fiscal year to the extent such bonus has not already been paid and (iii) subject to employee making a timely election to continue coverage, a monthly amount equal to the Company’s portion of employee’s premium or similar contribution required under the Company’s group medical plan, such amount to be paid for the 12-month period following the termination date).

•              If the Company terminates the term of employment without “cause” (as defined in the employment agreement), employee is entitled to Basic Severance in the event that employee executes a general release.

•              If the Company terminates employee’s employment without cause or if employee terminates employee’s employment on account of “Good Reason” (as defined in the employment agreement), in either case, within the 12-month period following the occurrence of a “Change of Control” (as defined in the employment agreement) then the employee shall be entitled to (1) an amount equal to 200% of employee’s annualized base compensation, (2) the average of employee’s annual bonus payable under the Company’s annual incentive plan during the Company’s three most recently completed fiscal years (or such shorter period as employee has been employed by the Company), (3) the bonus due under the Company’s annual incentive plan with respect to the Company’s most recently completed fiscal year to the extent such bonus has not already been paid, (4) subject to employee making a timely election to continue coverage, a monthly amount equal to the Company’s portion of employee’s premium or similar contribution required under the Company’s group medical plan, such amount to be paid for the 18-month period following the termination date, (5) any stock options granted to employee outstanding as of the occurrence of a Change of Control shall be deemed fully vested.

The foregoing description is only a summary and is qualified in its entirety by reference to the full text of (i) the Employment Agreement, the form of which was filed as Exhibit 10.19 to the Annual Report on Form 10-K filed on July 11, 2008 and incorporated herein by reference and (ii) the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There is no family relationship between Mr. Block and any of the directors or executive officers of the Company. There are no arrangements or understandings between Mr. Block and any other persons pursuant to which Mr. Block was selected as an officer.

Item 8.01.  Other Events.

On June 23, 2011, the Registrant issued a press release announcing Mr. Block’s appointment as the Company’s Chief Operating Officer.  The press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	First Amendment to Employment Agreement, dated as of June 28, 2011, between Isle of Capri Casinos, Inc. and Arnold L. Block.
99.1	Press Release, dated June 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.

Date: June 29, 2011	By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Exhibit

10.1	First Amendment to Employment Agreement, dated as of June 28, 2011, between Isle of Capri Casinos, Inc. and Arnold L. Block.
99.1	Press Release, dated June 23, 2011